Exhibit 10.12

CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is made and entered into as of March 22, 2007 (the “Effective Date”), by and among PALACE ENTERTAINMENT HOLDINGS, INC. (“Holdings”), FESTIVAL FUN PARKS, LLC, the other Borrowers signatory thereto (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), the other Credit Parties signatory thereto, the Lenders party to the Credit Agreement, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, for itself, as a Lender, and as Agent for the Lenders parties from time to time to the Credit Agreement described below (“Agent”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrowers, the Lenders and the Agent are parties to that certain Credit Agreement, dated as of April 12, 2006 (as amended or otherwise modified to the date hereof, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make certain loans and other extensions of credit to Borrowers upon the terms and conditions set forth therein; and

WHEREAS, Holdings, Borrowers, the Lenders and the Agent desire to make certain amendments to the Credit Agreement, and Borrowers seek the consent of Agent and Lenders under the Credit Agreement, in each case in accordance with, and subject to the terms and conditions set forth in, this Amendment.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree, subject to Section 7, as follows.

1.             Amendments to the Credit Agreement.  Subject to the terms and conditions of this Amendment, the Credit Agreement shall be amended as follows:

(a)           Annex A of the Credit Agreement shall be amended by deleting the definition of “EBITDA” its entirety and replacing it in its entirety with the following:

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, including, without limitation, any amortization of any write-up of leases arising from purchase accounting in accordance with GAAP, (v) non-cash amortized debt discount and lease valuation adjustments for such period, (vi) the amount of any non-cash deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (vii) sale-leaseback cash payments (to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP), (viii) the sum of: (A) all non-cash charges (including impairment of goodwill and PP&E, and amortization of D&O and representations and warranties insurance premiums); (B) payments made pursuant to the Sponsor Management Agreement and advisory fees paid to Sponsor in connection with acquisitions to the extent the payment of such amounts are expressly permitted under this agreement;  (C) restructuring charges (including but not limited to relocation expenses, temporary housing expenses for new hires, severance payments and associated legal fees but excluding those charges and expenses arising in connection with the Related Transactions, which are addressed in clause (M) below), (D) non-capitalized acquisition costs (including but not limited to fees, expenses or charges related to any acquisition or investment, in each case, whether or not successful, provided that such fees, expenses and charges shall be limited to $400,000 in any Fiscal Year; (E) gain or loss on sale of assets; (F) non-recurring costs associated with dispositions or financings (including, without limitation, any loss arising from the acquisition of any securities or of extinguishment of any Indebtedness); (G) impairment charges; (H) any extraordinary and non-recurring expenses or losses (including but not limited to one-time housing costs related to the international hiring program); (I) cumulative effect of changes in accounting principles; (J) expenses or losses arising out of or incurred due to hurricanes, windstorms or earthquakes to the extent not reimbursed in such period or reimbursable with the proceeds of insurance; (K) losses with respect to obligations under hedging agreements to the extent such hedging agreements do not violate this Agreement; (L) proceeds from business interruption insurance; (M) the following charges, costs, expenses and reserves, in each case incurred in connection with the Related Transactions (including the Acquisition and/or the transition of ownership of the Acquired Business from Seller to Holdings on and after the Closing Date), but solely to the extent incurred on a one-time basis during the Fiscal Year ended 2006: (1) restructuring charges (including but not limited to relocation expenses, temporary housing expenses for new hires and severance and related expenses for terminated officers and employees; (2) business optimization expenses, restructuring charges and non-recurring expenses related to Park improvements (which, for the avoidance of doubt, shall include non-capitalized IT system improvement costs, repair and maintenance costs, labor expenses related to repair and maintenance costs, expenses related to supplies for park improvements and contract termination expenses); (3) executive recruiting fees; (4) severance payments to and outplacement services fees in respect of terminated employees; (5) property taxes in the States of California, Florida and Texas, in each case to the extent such taxes have been reimbursed by Seller to Holdings or the Borrower; (6) hotel costs at Destin, Florida, in each case to the extent such taxes have been reimbursed by Seller to Holdings or the Borrower; (7) legal fees relating to Park in Dania, in each case to the extent such fees have been reimbursed by Seller to Holdings or the Borrower; (8) extraordinary corporate travel and use of temporary employees; (9) expenses relating to Park level operating labor, Park level operating expenses, Park level supplies, and Park level repair and maintenance; (10) the impact of implemented annualized cost savings (including but not limited to corporate staff reductions and park level fixed labor reductions); (11) the impact of hurricane Ernesto, in each case to the extent not covered by business interruption, property, casualty or other insurance; (12) repair and maintenance expense at family entertainment center Parks for appearance improvements; (13) Silver Springs Park quality of appearance improvements; (14) the impact of market variance in footage and photographic images; (15) excess business expenses at San Dimas Park; (16) expense relating to foreign students at Destin, Florida Park for the 2006 season; and (17) costs relating to change in vacation policy, provided that the total amount of all such charges, costs, expenses and reserves in this clause (M) do not exceed in the aggregate $5,000,000; (N) legal fees and expenses related to claims, pending or threatened litigation and other actions, including but not limited to the Steven Crowley complaint and legal and professional fees related to employee and officer terminations, the condemnation proceeding relating to a portion of real estate located at Riverside Park and other matters, provided that the total amount of all such legal and professional expenses in this clause (N) do not exceed in the aggregate $500,000; (O) the impact of implemented annualized cost savings (including but not limited to corporate staff reductions and park level fixed labor reductions), provided that such items (1) are incurred during the Fiscal Year ended 2007, (2) relate to terminations of specific employees as identified in a writing given by Borrower Representative to Agent at the time of delivery of the Compliance Certificate delivered to Agent pursuant to Annex E, and (3) do not exceed in the aggregate $500,000; (P) business optimization expenses and non-recurring expenses related to Park improvements (which, for the avoidance of doubt, shall include non-capitalized IT system improvement costs, repair and maintenance costs, labor expenses related to repair and maintenance costs, expenses related to supplies for park improvements and contract termination expenses), provided that (1) the total amount of such expenses in this subclause (P) do not exceed $500,000 per Fiscal Year and (2) Borrower Representative has provided to Agent specific detail as to such expenses and such expenses and related detail are satisfactory to Agent; in each case (including in the case of each of subclauses (i)-(viii) of clause (c) above) to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any non-cash restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary; provided that, with respect to the Borrower and its consolidated Subsidiaries, EBITDA shall be deemed to be the following amounts for the following Fiscal Quarters: (1) Fiscal Quarter ended March 31, 2006, $3,530,000; (2) Fiscal Quarter ended December 31, 2005, $4,932,000; (3) Fiscal Quarter ended September 30, 2005, $33,473,000; and (4) Fiscal Quarter ended June 30, 2005, $6,864,000; provided further that EBITDA in respect of the Waterworld water park in Sacramento shall be deemed to be the following amounts for the following fiscal quarters:  (1) Fiscal quarter ended March 31, 2006, -$700,754; (2) Fiscal Quarter ended June 20, 2006, $167,406; (3) Fiscal quarter ended September 30, 2006, $1,476,079; (4)  Fiscal quarter ended December 31, 2006, - $420,542.  In connection with any Permitted Acquisition, the EBITDA of the Target for the trailing twelve months most recently ended immediately preceding the consummation of such Permitted Acquisition shall be included on a pro forma basis solely for purposes of determining compliance with the Financial Covenants, provided that any pro forma adjustments to such Target EBITDA shall (1) have been reviewed by independent certified public accountants of nationally recognized standing, (2)  pro forma adjustments for net income of targets to extent expressly permitted under Regulation S-X of the Securities Act of 1933, as amended, or (3) have been found acceptable by the Agent.

(b)           Section (b) of Annex E to the Credit Agreement shall be deleted in its entirety and shall be replaced in its entirety by the following:

(b)           Quarterly Financials.  To Agent, within forty-five (45) days after the end of each Fiscal Quarter other than any Fiscal Quarter ending December 31 of any Fiscal Year, consolidated financial information regarding Holdings and its Subsidiaries, certified by the Chief Financial Officer (or the treasurer or any other senior executive officer of Holdings acting in such capacity as chief financial officer) of Holdings, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes).  Such financial information shall be accompanied by (A) a statement by the Chief Financial Officer (or the treasurer or any other senior executive officer of Holdings acting in such capacity as chief financial officer) of Holdings in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Holdings that (i) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Holdings shall deliver to Agent, within forty-five (45) days after the end of each Fiscal Quarter other than any Fiscal Quarter ending December 31 of any Fiscal Year, to the extent not included in a report on Form 10-Q filed by Holdings with respect to such Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)           Clause (i) of paragraph (d) of Annex E to the Credit Agreement shall be deleted in its entirety and shall be replaced in its entirety by the following:

(i)  a Compliance Certificate showing the calculations used in determining compliance with the Financial Covenants tested for the Fiscal Quarter and Fiscal Year ended December 31.

2.             Consent.  Subject to the terms and conditions of this Agreement, and not withstanding Section 6.13 of the Credit Agreement, the Agent and the undersigned Lenders hereby grant their consent to allow Borrowers to make one or more stock repurchases, in connection with the termination of employees of Borrowers, provided that (i) no Default or Event of Default exists at the time thereof or would result therefrom (after giving effect to this Agreement and the consent and amendments provided for herein) and (ii) such repurchases do not violate the terms of the Senior Unsecured Note Indenture as in effect on the Closing Date, provided, however, that Borrower may repurchase up to Two Million Dollars ($2,000,000) in Fiscal Year 2007 irrespective of whether such repurchase is permitted under the Senior Unsecured Note Indenture so long as no Default or Event of Default exists at the time hereof or would result therefrom.

3.             No Other Amendments.  Except for the amendments and consent expressly set forth and referred to in Section 1 and 2 hereof, the Credit Agreement shall remain unchanged and in full force and effect.  Nothing in this Amendment is intended or shall be construed to be a waiver or novation of any Obligations or any part of the Credit Agreement or any of the other Loan Documents or to affect, modify or impair the continuity or perfection of the Agent’s Liens under the Collateral Documents.

4.             Representations and Warranties.  To induce the Lenders and the Agent to enter into this Amendment, Holdings and each of the Borrowers hereby warrants, represents and covenants to and with to the Lenders and the Agent that: (a) Holdings and each of the Borrowers has the corporate or organizational power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it; (b) this Amendment has been duly authorized, executed and delivered by Holdings and each Borrower; (c) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of this date; and (d) after giving effect to this Amendment, all of the representations and warranties made by the Credit Parties in the Credit Agreement are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement or the other Loan Documents).  Any breach in any material respect by Holdings or any Borrower of any of its representations, warranties and covenants contained in this Section 4 shall be an Event of Default under the Credit Agreement.

5.             Ratification and Acknowledgment.  Each of the Holdings and Borrowers hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement and all other Loan Documents executed or delivered by such Credit Party.

6.             Waiver, Release and Disclaimer.  To induce the Lenders and the Agent to enter into this Amendment, each of Holdings and the Borrowers hereby waives and releases any claim, defense, demand, action or suit of any kind or nature whatsoever against the Lenders or the Agent or their respective Affiliates, and each such Persons’ respective officers, directors, partners, trustees, shareholders, agents, attorneys, advisors and employees, arising on or prior to the date of this Amendment in connection with the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated thereunder, except that this Section 5 shall not waive or release any of the Lenders’ or Agent’s contractual obligations under the Credit Agreement or any of the other Loan Documents.

7.             Conditions to Effectiveness.  The amendments and consent of the Credit Agreement set forth in Section 1 and 2 of this Amendment shall not become effective unless and until the Agent has received one or more counterparts of this Amendment, duly executed, completed and delivered by Holdings, each Borrower, the other Credit Parties, the Requisite Lenders and the Agent.

8.             Reimbursement of Expenses.  The Borrowers hereby jointly and severally agree to reimburse the Agent on demand for all reasonable fees and reasonable out-of-pocket costs and expenses (including without limitation the reasonable and actual fees and expenses of its counsel) incurred by the Agent in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and the transactions contemplated hereby.

9.             Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.           Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, each Credit Party hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

11.           Counterparts.  This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

12.           Entire Agreement.  The Credit Agreement as amended through this Amendment embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

13.           No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Consent and Second Amendment to Credit Agreement to be duly executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

HOLDINGS:

PALACE ENTERTAINMENT HOLDINGS, INC.

By:	/s/ James Burk
Name:	James Burk
Title:	CFO

BORROWERS:

FESTIVAL FUN PARKS, LLC
SPLISH SPLASH AT ADVERTURELAND, INC.
FAMILY FUN CENTER HOLDINGS, LLC
SMARTPARKS — SAN JOSE, INC.
SMARTPARKS — RIVERSIDE, INC.
SMARTPARKS — SAN DIMAS, INC.
RAGING WATERS GROUP, INC.
SMARTPARKS — CAROLINA, INC.
SMARTPARKS — FLORIDA, INC.
SMARTPARKS — SILVER SPRINGS, INC.
PALACE MANAGEMENT COMPANY, LLC

By:	/s/ Todd Wulffson
Name:	Todd Wulffson
Title:	General Counsel & Corp. Secretary

AGENT:

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender and
as Agent

By:	/s/ Jason A. Soto
Name:	Jason A. Soto
Its Duly Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

PALACE FINANCE, INC.

By:	/s/ Todd Wulffson
Name:	Todd Wulffson
Title:	General Counsel & Corp. Secretary

WET ‘N WILD NEVADA, INC.

By:	/s/ Todd Wulffson
Name:	Todd Wulffson
Title:	General Counsel & Corp. Secretary

[Signature Page to Second Amendment to Credit Agreement]